Exhibit 99.1

September 1, 2016

Leucadia and FXCM Complete Long-Term Partnership Agreement

NEW YORK, Sept. 01, 2016 (GLOBE NEWSWIRE) — Leucadia National Corporation (NYSE:LUK) ("Leucadia") and FXCM Inc. (NYSE:FXCM) ("FXCM") today announced that they have completed the process of deepening their partnership, with Leucadia now holding a membership interest in FXCM's operating entity, FXCM Group, LLC. (See below for a summary of definitive agreements.)

Rich Handler, Chief Executive Officer, and Brian Friedman, President of Leucadia, stated: "We are pleased to affirm our long-term commitment and investment in FXCM and are excited about our prospects for success. We look forward to our role as board members of FXCM Group, LLC, and we believe that, together, Leucadia and FXCM can further strengthen and expand the FXCM platform."

Drew Niv, Chief Executive Officer of FXCM, stated: "We are delighted that Leucadia has shown its commitment to FXCM by becoming a long-term partner. This partnership can bring many benefits to FXCM shareholders, clients, and employees. Leucadia's financial strength and its skill and expertise — including the deep expertise available at Jefferies — make it the ideal partner to help FXCM to continue to grow our business."

About Leucadia

Leucadia National Corporation, with a $45 billion balance sheet as of June 30, 2016, and ratings of Baa3 (Moody's)/BBB- (Standard & Poor's, Fitch), is a diversified holding company engaged through its consolidated subsidiaries in a variety of businesses, including investment banking and capital markets, beef processing, manufacturing, oil and gas exploration and production and asset management. The Company also owns equity interests in businesses that are accounted for under the equity method of accounting, including a diversified holding company, real estate, commercial mortgage banking and servicing, telecommunication services in Italy, automobile dealerships and development of a gold and silver mining project. As of year-end 2015, Leucadia, through its consolidated subsidiaries and unconsolidated investee companies, employed approximately 35,000 full-time employees.

About Jefferies

Jefferies, with a $37 billion balance sheet as of May 31, 2016, and ratings of Baa3 (Moody's)/BBB- (Standard & Poor's, Fitch), is the world's only independent, full-service global investment banking firm focused on serving clients for over 50 years, and a leader in providing insight, expertise and execution to investors, companies and governments. Jefferies provides a full range of investment banking, sales, trading, research and strategy across the spectrum of equities, fixed income and foreign exchange, as well as wealth management, in the Americas, Europe and Asia. Jefferies Group LLC is a wholly owned subsidiary of Leucadia.

About FXCM Inc.

FXCM Inc. (NYSE:FXCM) is a leading provider of online foreign exchange (FX) trading, CFD trading, spread betting and related services. Our mission is to provide global traders with access to the world's largest and most liquid market by offering innovative trading tools, hiring excellent trading educators, meeting strict financial standards and striving for the best online trading experience in the market.

Clients have the advantage of mobile trading, one-click order execution and trading from real-time charts. In addition, FXCM offers educational courses on FX trading and provides free news and market research through DailyFX.com.

Trading foreign exchange and CFDs on margin carries a high level of risk, which may result in losses that could exceed your deposits, and therefore may not be suitable for all investors. Read full disclaimer.

This release contains "forward-looking statements" within the meaning of the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include statements about future results and performance, including future market share and expected financial results. It is possible that actual results may differ materially from the anticipated results indicated in these forward-looking statements. Please refer to each of Leucadia's, Jefferies' and FXCM's most recent Annual Reports on Form 10-Ks for a discussion of important factors that could cause actual results to differ materially from those projected in these forward-looking statements.

Summary of Definitive Agreements

As described below, Leucadia and FXCM signed definitive agreements to amend the terms of their Amended and Restated Credit Agreement (the "Credit Agreement"), and to replace their Amended and Restated Letter Agreement (the "Letter Agreement"), each dated January 24, 2015, with, among other agreements, an amended Credit Agreement and a new Limited Liability Company Agreement

Principal Changes to the Credit Agreement

•	The maturity date of the Credit Agreement has been extended by one year to January 16, 2018 to allow FXCM more time to optimize remaining asset sales. While FXCM is actively marketing the non-core assets it has identified to be sold, Leucadia and FXCM concluded that greater value could be realized for all stakeholders through additional time to complete the asset sales.

•	FXCM will have the right to defer any three of the remaining interest payments by paying interest in kind, which will permit FXCM to maintaining flexibility to invest and grow its core business.

•	Until the loan under the Credit Agreement is fully repaid, all distributions and sales proceeds will continue to be used solely to repay the principal and interest.

Principal Changes to the Letter Agreement and Entry into the LLC Agreement, Management Incentive Plan and Management Agreement

•	The Letter Agreement was terminated effective September 1, 2016, and the material terms of the Letter Agreement are now reflected in the Amended and Restated Limited Liability Company Agreement of FXCM Group, LLC (the "LLC Agreement").

•	The existing FXCM Newco, LLC ("Newco") agreement has been replaced by the LLC Agreement, and Newco has been renamed FXCM Group, LLC ("FXCM Group"). Leucadia owns a 49.9% membership interest in FXCM Group, and FXCM Holdings, LLC owns a 50.1% membership interest in FXCM Group.

•	The LLC Agreement provides that FXCM Group will be governed by an eight-member board of directors, comprising three directors appointed by Leucadia, who will be Rich Handler, Brian Friedman and Jimmy Hallac, three directors appointed by FXCM, who will be Drew Niv, William Ahdout and David Sakhai, and two independent directors, one each to be nominated by Leucadia and FXCM within the next 90 days.

•	Subject to certain exceptions, no FXCM Group distributions are permitted under the LLC Agreement until the principal and interest due under the Credit Agreement are repaid.

•	Reflecting the new partnership, FXCM will share Leucadia's right to request a sale process after January 16, 2018, subject to both Leucadia and FXCM reasonably accepting the highest reasonable sales price.

•	Concurrently with the execution of the LLC Agreement, FXCM Group and FXCM Holdings, LLC entered into a Management Agreement pursuant to which FXCM Holdings, LLC will manage the assets and day-to-day operations of FXCM Group and its subsidiaries.

•	Simultaneously with the execution of the LLC Agreement, FXCM Group adopted the 2016 Incentive Bonus Plan for Founders and Executives, a long-term incentive program with a five-year vesting period, in order to retain and incentivize FXCM senior management to maximize cash flow generation and the growth of the business. Distributions under the incentive program will be made only after Leucadia's principal and interest under the Credit Agreement are repaid and will equal the following:

¡	10% of all distributions from FXCM Group up to $350 million;

¡	12% of all distributions from FXCM Group from $350 million to $850 million; and

¡	14% of all distributions from FXCM Group above $850 million.

Long-term incentive program participants will receive their share of any distributions or sales proceeds while unvested. In addition, if a participant is terminated from employment other than for cause or due to a material breach of a restrictive covenant, he or she will receive either a non-voting membership interest in FXCM Group that entitles the participant to the same distributions he or she would have otherwise received under the incentive program or a lump-sum cash amount, as determined by the plan administrator in its sole discretion. If a participant is terminated from employment for cause or due to a material breach of a restrictive covenant, he or she would not be entitled to distributions following such termination and will forfeit all interests under the plan. A termination payment will also be paid upon any change of control of FXCM Group.

•	Leucadia will be entitled to receive additional distributions of proceeds that, when added to its 49.9% membership interest, result in the following distribution percentages:

	Old Waterfall	New Waterfall
Amounts due under Credit Agreement	100% Leucadia	100% Leucadia
Next $350 million	50% Leucadia / 50% FXCM	45% Leucadia / 45% FXCM / 10.0% FXCM Management
Next $500 million	90% Leucadia / 10% FXCM	79.2% Leucadia / 8.8% FXCM / 12.0% FXCM Management
All aggregate amounts thereafter	60% Leucadia / 40% FXCM	51.6% Leucadia / 34.4% FXCM / 14.0% FXCM Management

Contacts:

Leucadia: Laura Ulbrandt, 212-460-1977

Jefferies: Richard Khaleel, 212-284-2556

FXCM: Jaclyn Sales, 646-432-2463